Exhibit 10.1

SECOND AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT

(and Consent to Acquisition)

This agreement dated as of March 18, 2019 is made among:

TUCOWS.COM CO.

TING FIBER, INC.

TING INC.

TUCOWS (DELAWARE) INC. and

TUCOWS (EMERALD), LLC

(as Borrowers)

- and -

TUCOWS INC.

(as a Guarantor)

- and -

THE LENDERS PARTY TO THIS AGREEMENT

(as Lenders)

- and -

BANK OF MONTREAL

as Administrative Agent

WHEREAS the undersigned are parties to the first amended and restated credit agreement dated January 20, 2017, as amended by an amendment thereto dated as of June 6, 2017 (as amended, the "Credit Agreement");

AND WHEREAS the parties hereto have agreed to amend the Credit Agreement in certain respects, including an increase in the Facility C Limit and a corresponding decrease in the Facility B Limit;

AND WHEREAS the Borrowers have requested that the Lenders consent to the Purchase Transaction (as hereinafter defined) and make an Advance under Facility C to assist the Borrowers in satisfying the purchase price for such Purchase Transaction; and the Lenders have agreed to do so subject to the satisfaction of certain conditions as set out herein;

AND WHEREAS the parties hereto executed and delivered interim amendments to the Credit Agreement dated December 5, 2017 and January 24, 2018, and it is desirable to reflect the terms of such interim amendments herein;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

1.	Terms used as defined terms in this agreement (including the recitals) shall have the respective meanings ascribed thereto in the Credit Agreement, unless otherwise defined herein.

Amendments and Consent relating to Purchase Transaction

2.	The following defined terms in Section 1.01 of the Credit Agreement are hereby amended to read as follows:

“Facility B Limit” means Six Million Dollars ($6,000,000).

“Facility C Limit” means, at any time, $40,502,837.04 less the aggregate amount of Repayments made under Facility C prior to such time.

3.	Exhibit “A” to the Credit Agreement is hereby replaced with the Exhibit attached hereto entitled “Exhibit “A” – updated as at March 18, 2019”.

4.	Section 3.01(b) of the Credit Agreement is hereby deleted and replaced with the following:

(b) The Outstanding Advances at any time under Facility B shall not exceed the Facility B Limit. In addition, the maximum aggregate amount of the Outstanding Advances to each Borrower noted below under Facility B shall not at any time exceed the applicable sublimit designated below, provided that the Borrowers may by notice in writing to the Agent from time to time (for greater certainty, without notice to or the consent of the Agent or any Lender) reallocate such sublimits among the Borrowers:

Tucows.com Co. - – nil Ting Fiber, Inc. - $6,000,000 Ting Inc. – nil Tucows (Delaware) Inc. – nil

5.	Section 4.01(b) of the Credit Agreement is hereby deleted and replaced with the following:

(b) The Outstanding Advances at any time under Facility C shall not exceed the Facility C Limit. In addition, the maximum aggregate amount of the Outstanding Advances to each Borrower noted below under Facility C shall not at any time exceed the applicable percentage of the Facility C Limit designated below, provided that the Borrowers may by notice in writing to the Agent from time to time (for greater certainty, without notice to or the consent of the Agent or any Lender) reallocate such sublimits among the Borrowers:

Tucows.com Co. – 1.55% Ting Fiber, Inc. – 98.45% Ting Inc. - nil Tucows (Delaware) Inc. – nil

6.	The Credit Parties hereby advise the Agent and the Lenders as follows:

(a)	Tucows Inc., Ting Fiber, Inc., NetNames European Holdings ApS, an entity organized under the laws of Denmark (“NetNames Denmark”), CSC Administrative Services Limited UK, an entity organized under the laws of the United Kingdom (“CSC UK” and, together with NetNames Denmark, each a “Seller” and, collectively, the “Sellers”), and Corporation Service Company, a Delaware corporation, solely (a) as the guarantor of the obligations of the Sellers, and (b) in its capacity as Seller Representative (as defined in the Purchase Agreement (as defined below)) will enter into an agreement (the “Purchase Agreement”), a final draft of which has been provided to the Lenders, whereby Ting Fiber, Inc. will purchase all of the issued and outstanding shares (the “Purchased Shares”) of Ascio Technologies, Inc., a corporation incorporated under the laws of Delaware (“Ascio”).

(b)	Ting Fiber, Inc. hereby requests an Advance under Facility C in the principal amount of Twenty-Nine Million Four Hundred Forty Thousand U.S. Dollars (US$29,440,000). Ting Fiber, Inc. will remit the Advance, together with other funds from its own resources, to the Sellers in satisfaction of the purchase price for the Purchased Shares pursuant to the Purchase Agreement.

(c)	With respect to the acquisition of the Purchased Shares by Ting Fiber, Inc. (the “Purchase Transaction”) the Credit Parties hereby represent, warrant, undertake and agree as follows:

●	The business carried on by Ascio and Ascio GmbH, an entity organized under the laws of Germany (collectively, the “Ascio Group”), is similar to one or more of the businesses conducted by the Borrowers as at the date of the Credit Agreement.

●	The Purchase Transaction does not involve a hostile or unsolicited take-over.

●	The Purchase Transaction shall be accretive to EBITDA on a twelve-month pro forma prospective basis, after giving effect to any normalization adjustments reflected in the financial projections provided by the Borrowers to the Agent and the Lenders in respect of the Purchase Transaction.

●	(i) The Purchase Transaction does not require satisfaction of any statutory or regulatory requirements similar to those contained in the former Bulk Sales Act (Ontario); (ii) upon the completion of the Purchase Transaction all Funded Debt (except Funded Debt which will constitute Permitted Funded Debt) secured by the Purchased Shares and all Funded Debt of the Ascio Group shall be repaid and each holder of a Lien (except any Lien which will constitute a Permitted Lien) affecting all or any of the Purchased Shares or all or any of the assets of the Ascio Group will have provided an undertaking to release and discharge such Lien within thirty (30) days after the completion of the Purchase Transaction; (iii) within thirty (30) days following the completion of Purchase Transaction all such Liens (except Liens which will constitute Permitted Liens) shall be released and discharged; and (iv) within thirty (30) days (or such other period noted below) following the completion of the Purchase Transaction the following documents and security shall be provided (including registrations, searches, legal opinions and ancillary documentation):

o	a pledge by Ting Fiber, Inc. of all issued and outstanding shares in the capital of Ascio;

o	an attornment by Ascio to the Guarantee provided by the Secured Companies which are incorporated under the laws of a State of the United States;

o	an attornment by Ascio to the general security agreement provided by the Secured Companies which are incorporated under the laws of a State of the United States;

o	an agreement by Ascio (governed by Denmark law) not to grant any Lien, or permit any Lien to exist, in respect of any of its assets, except for Permitted Liens;

o	a pledge by Tucows.com Co. of all issued and outstanding shares in the capital of Roam Mobility Holdings Inc., its wholly-owned Subsidiary incorporated under the laws of Nova Scotia;

o	a Guarantee in respect of the Obligations provided by Roam Mobility Holdings Inc. and Security against all of its assets;

o	a Guarantee in respect of the Obligations and Security provided by Tucows (Germany) Inc., a wholly-owned Subsidiary of Tucows.com Co. incorporated under the laws of Ontario, and Security against all of its assets including a pledge of all issued and outstanding shares in the capital of EPAG Domainservices GmbH, its wholly-owned Subsidiary incorporated under the laws of Germany; and

o	a Guarantee in respect of the Obligations provided by EPAG Domainservices GmbH and Security against all of its assets, within ninety (90) days following the completion of the Purchase Transaction.

●	The Purchase Transaction does not involve the assumption of any material environmental liabilities, and all representations and warranties contained in the Credit Agreement with respect to environmental matters are true and correct at the date hereof and will continue to be true and correct immediately after the completion of the Purchase Transaction.

●	Attached hereto are updated Schedules to the Credit Agreement which reflect (i) the acquisition by Ting Fiber, Inc. of the Purchased Shares as if the Purchase Transaction had been completed; (ii) the designation of Roam Mobility Holdings Inc., Tucows (Germany) Inc. and EPAG Domainservices GmbH as Secured Companies and (iii) the designation of Ascio as an Unsecured Company. The Credit Parties hereby represent and warrant that:

i.	the Credit Parties are in compliance with all covenants contained in the Credit Agreement and will remain in compliance with all such covenants immediately following the completion of the Purchase Transaction;

ii.	all representations and warranties contained in the Credit Agreement are true, correct and complete in all material respects as at the date hereof and will remain true, correct and complete in all material respects immediately following the completion of the Purchase Transaction, except to the extent disclosed in the updated Schedules attached hereto; and

iii.	no Default or Event of Default has occurred and is continuing at the date hereof or would result from the completion of the Purchase Transaction.

●	The Companies will not incur any Subordinated Debt to finance all or any portion of the Purchase Transaction.

7.	Based and relying on the representations, warranties and covenants of the Credit Parties in the preceding paragraph, the Lenders hereby consent to the Purchase Transaction and agree to make an Advance under Facility C in the maximum principal amount of up to Thirty Million U.S. Dollars (US$30,000,000) to assist the Borrowers in completing the Purchase Transaction, subject to satisfaction of the following conditions:

(a)	the conditions precedent in section 11.02 of the Credit Agreement shall have been satisfied;

(b)

the Lenders shall have completed and shall be satisfied with their due diligence in respect of the Purchase Transaction, specifically including, without limitation, due diligence with respect to the structure of the Purchase Transaction and the terms and conditions of the Purchase Agreement, including for greater certainty all schedules thereto, disclosure letters referred to therein and all agreements ancillary thereto;

(c)	the base purchase price for the Purchased Shares (without any adjustments for working capital, cash or indebtedness) shall not exceed Thirty Million U.S. Dollars (US$30,000,000); and the aggregate amount payable by Ting Fiber, Inc. in connection with the Purchase Transaction (including all such adjustments) shall not exceed Thirty-Five Million U.S. Dollars (US$35,000,000);

(d)	upon the completion of the Purchase Transaction all Funded Debt (except Funded Debt which will constitute Permitted Funded Debt) of the Ascio Group shall be repaid;

(e)	each holder of a Lien (except any Lien which will constitute a Permitted Lien) affecting any of the Purchased Shares or any assets of the Ascio Group shall have provided provide an undertaking to release and discharge such Lien within thirty (30) days after the completion of the Purchase Transaction;

(f)	the Agent shall have received satisfactory evidence that concurrently with the completion of the Purchase Transaction the Purchased Shares and the assets of the Ascio Group will be covered by insurance in accordance with the requirements of the Credit Agreement; and

(g)	concurrently with the completion of the Purchase Transaction, Tucows Inc. and Ting Fiber, Inc. shall provide a certificate to the Agent confirming that: (i) they are not aware of any representations and warranties made by the Sellers under the Purchase Agreement being incorrect or incomplete in any material respects; (ii) all material approvals from Governmental Authorities or third parties which are necessary in connection with the Purchase Transaction have been given; and (iii) concurrently or immediately following the making of the said Advance under Facility C all transactions contemplated by the Purchase Agreement shall be completed in accordance with the terms and conditions therein and without waiver of any material provisions thereof (subject to any exceptions as may be approved in writing by the Lenders in their discretion).

8.	The Lenders agree that upon the completion of the Purchase Transaction Ascio is not required to provide Security in respect of its assets under the laws of Denmark, and accordingly Ascio shall be designated an Unsecured Company despite its attornment to the Guarantee and general security agreement referred to in paragraph 6 herein. Tucows also agrees that, to the extent requested by the Agent upon the instructions of the Required Lenders from time to time, it will promptly cause Ascio to grant a security interest in favour of the Agent in respect of its Intellectual Property, including trade marks. The Lenders agree that notwithstanding Section 9.01(k) of the Credit Agreement Ascio is not required to maintain its bank accounts and Service Agreements with BMO and its Affiliates.

9.	Concurrently with the completion of the Purchase Transaction, each of Roam Mobility Holdings Inc., Tucows (Germany) Inc. and EPAG Domainservices GmbH shall be designated a Secured Company.

Acknowledgement re Interim Amendments

10.	The parties acknowledge that pursuant to the interim amendments to the Credit Agreement made among the parties hereto dated December 5, 2017 and January 24, 2018, the following provisions of the Credit Agreement have been amended:

(a)	The following defined terms have been added to Section 1.01 of the Credit Agreement:

“BMO/BNS Credit Card Facilities” means credit facilities or lines of credit which may be established from time to time by Bank of Montreal and The Bank of Nova Scotia, respectively, for all or any of the Borrowers, under which the applicable Lender may in its sole discretion issue credit cards to the Companies’ employees for corporate purposes, including purchasing supplies and funding miscellaneous business expenses.

“Sprint Agreement” means the Master Wireless Wholesale Agreement between Tucows Inc., Ting Inc. and Sprint Spectrum L.P. dated October 8, 2014, as amended.

“Sprint Liability” means, at any time, the cumulative amount payable by the Companies at such time to Sprint Spectrum L.P. pursuant to Section 2.21 (Required Revenue) of Schedule 1.0 (CDMA Service and LTE Service Pricing) of the Sprint Agreement (for greater certainty, after deduction of the cumulative amount spent by the Companies on network services thereunder) as determined in accordance with the Sprint Agreement.

(b)	The following defined terms in Section 1.01 of the Credit Agreement have been deleted and replaced with the following defined terms:

“Adjusted EBITDA” means, in respect of any twelve (12) month fiscal period, EBITDA for such fiscal period plus an amount equal to the lesser of the following: (i) the portion (if any) of the T-Mobile Liability and the Sprint Liability which was deducted in the determination of EBITDA for such fiscal period; and (ii) the T-Mobile Liability and the Sprint Liability as at the end of such fiscal period.

“Funded Debt” in respect of any Person means obligations of such Person which are considered to constitute debt in accordance with GAAP, including indebtedness for borrowed money (in the case of the Borrowers, specifically including the Outstanding Advances), Subordinated Debt, obligations secured by Purchase-Money Security Interests, obligations under Capital Leases, capitalized interest, and the redemption price of any securities issued by such Person having attributes substantially similar to debt (such as securities which are redeemable at the option of the holder); but excluding the following: accounts payable, future income taxes (both current and long-term) and obligations under Hedging Agreements which have not yet become due and payable; plus, in the case of the Companies, the T-Mobile Liability and the Sprint Liability.

“Obligations” means, at any time and without duplication: (i) all direct and indirect, contingent and absolute indebtedness, obligations and liabilities of the Companies to the Agent and the Lenders (or if the context requires, to any Lender) under or in connection with this Agreement and the Loan Documents (specifically including for greater certainty all Guarantees provided hereunder) at such time, specifically including the Outstanding Advances, all accrued and unpaid Interest thereon, and all fees, expenses and other amounts payable pursuant to this Agreement and the Loan Documents; plus (ii) indebtedness outstanding under the BMO/BNS Credit Card Facilities at such time not in excess of the aggregate amount of Five Million Dollars ($5,000,000) plus any accrued and unpaid interest thereon; plus (iii) the Hedging Obligations (if any) at such time; plus (v) any obligations under Service Agreements at such time; provided that if otherwise specified or required by the context, “Obligations” shall mean any portion of the foregoing.

“Permitted Funded Debt” means, without duplication: (i) the Outstanding Advances; (ii) indebtedness of a Borrower to the holders of Bankers' Acceptances (and for greater certainty, such Borrower's contingent obligation to each Lender which has accepted a Bankers' Acceptance comprises part of the Outstanding Advances); (iii) indebtedness of any Company to another Company; (iv) Subordinated Debt; (v) Funded Debt of the Companies secured by Permitted Liens; (vi) the T-Mobile Liability; (vii) the Sprint Liability; and (viii) obligations under any Guarantees which are considered to constitute Funded Debt, but only to the extent such Guarantees are permitted pursuant to this Agreement.

“Total Funded Debt” means at any time, the Funded Debt of Tucows Inc. on a consolidated basis at such time, specifically including for greater certainty the Outstanding Advances, Subordinated Debt, the T-Mobile Liability and the Sprint Liability.

(c)	Clause (v) of Section 9.01(k) of the Credit Agreement has been deleted and replaced with the following:

(v) the eNom Companies may continue to maintain their bank accounts with Silicon Valley Bank existing as at the Amendment Closing Date provided that the aggregate of all amounts held in such accounts shall not exceed $3,000,000.

General Provisions

11.	The Credit Parties hereby represent and warrant to the Agent and the Lenders that all representations and warranties contained in Article VIII of the Credit Agreement are true, correct and complete in all material respects as at the date hereof, except to the extent disclosed in the updated Schedules attached hereto.

12.	Each Credit Party hereby represents, warrants, acknowledges and agrees that all Security executed and delivered by it or by any of its Subsidiaries to the Agent prior to the date of this agreement continues in full force and effect and remains valid and enforceable in accordance with its terms.

13.	This agreement shall become effective on the date when all of the following conditions precedent have been satisfied, in each case to the satisfaction of the Agent and the Lenders in their sole discretion:

(a) the Agent shall have received an officer's certificate and certified copies of resolutions of the board of directors of each Credit Party concerning the due authorization, execution and delivery of this agreement, and such related matters as the Agent and the Lenders may reasonably require;

(b) the Agent shall have received a certificate of status, certificate of compliance or similar certificate for each Credit Party issued by its governing jurisdiction;

(c) the Agent shall have received opinions from the solicitors for each Credit Party regarding its corporate status, the due authorization, execution, delivery and enforceability of this agreement by it, and such other matters as the Agent and the Lenders may reasonably require; and

(d) the Agent and the Lenders shall have received such additional evidence, documents or undertakings as they may require to complete the transactions contemplated hereby in accordance with the terms and conditions contained herein.

14.	All provisions of the Credit Agreement are hereby amended as the context may require in order to give effect to the intention of this agreement. On and after this date, each reference in the Credit Agreement to “this Agreement” and each reference to the Credit Agreement in any of the Loan Documents and any and all other agreements, documents and instruments delivered by any of the Lenders, the Agent, the Credit Parties or any other Person shall mean and be a reference to the Credit Agreement as amended hereby. Except as specifically amended by this agreement, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

15.	This agreement shall be interpreted in accordance with the laws of the Province of Ontario. Without prejudice to the right of the Agent and the Lenders to commence any proceedings with respect to this agreement in any other proper jurisdiction, the parties hereby attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

16.	This agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and which counterparts together shall constitute one and the same agreement. This agreement may be executed by facsimile or pdf, and any signature contained hereon by facsimile or pdf shall be deemed to be equivalent to an original signature for all purposes.

17.	This agreement shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns; "successors" includes any corporation resulting from the amalgamation of any party with any other corporation.

[the remainder of this page is intentionally blank; signature pages follow]IN WITNESS WHEREOF the parties hereto have executed this agreement.

IN WITNESS WHEREOF the parties hereto have executed this agreement.

TUCOWS INC.		TING FIBER, INC.

By:	/s/ Davinder Singh	By:	/s/ Davinder Singh
	name: Davinder Singh	name: Davinder Singh
	title: CFO	title: CFO

TUCOWS.COM CO.		TING INC.

By:	/s/ Davinder Singh	By:	/s/ Davinder Singh
	name: Davinder Singh		name: Davinder Singh
	title: CFO		title: CFO

TUCOWS (DELAWARE) INC.		TUCOWS (EMERALD), LLC
by its sole member, TING FIBER, INC.
By:	/s/ Davinder Singh
	name: Davinder Singh	By:	/s/ Davinder Singh
	title: CFO		name: Davinder Singh
title: CFO

[signatures continued on next page]

BANK OF MONTREAL, as Administrative Agent		BANK OF MONTREAL, as a Lender

By:	/s/ Francois Wentzel	By:	/s/ Aditya Sapru
	name: Francois Wentzel		name: Aditya Sapru
	title: Managing Director		title: Managing Director

By:	/s/ James Di Giacomo	By:	/s/ David Graham
	name: James Di Giacomo		name: David Graham
	title: Managing Director, Loan Syndications		title: Managing Director and Team Lead

BANK OF MONTREAL, Chicago Branch, as a Lender		ROYAL BANK OF CANADA, as a Lender

By:	/s/ Joseph W. Linder	By:	/s/ Brad W. Clarkson
	name: Joseph W. Linder		name: Brad W. Clarkson
	title: Vice President		title: Authorized Signatory

By:		By:
	name:		name:
	title:		title:

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Mitch Gillingwater
name: Mitch Gillingwater
title: Director

By:	/s/ Yvonne Bai
name: Yvonne Bai
title: Associate Director, National Accounts